Exhibit 99.1

           Bairnco Announces Improved First Quarter 2003 Results

   LAKE MARY, Fla., April 17 /PRNewswire-FirstCall/ -- Bairnco Corporation (NYSE: BZ) today reported improved operating results for the first quarter 2003 as compared to the same period last year. Sales were up 9.2% to $39,972,000, net income increased 30.5% to $889,000 and diluted earnings per share increased 33.3% to $.12.

   Performance
   Sales in the first quarter 2003 were $39,972,000, an increase of 9.2% from $36,617,000 in 2002. Arlon's sales were up 5.5% from last year showing improvements in its electronics, foreign graphics and industrial markets. Sales to the telecommunications market, however, were down as compared to the first and fourth quarters of 2002 reflecting the continuing softening of this market. Kasco's sales increased 21.1% as compared to the first quarter last year. Kasco's first quarter 2003 sales reflected the increased activity generated from several significant new retail grocery chain contracts in North America as well as increased sales in Europe, Africa and Asia. Kasco's foreign sales were also positively impacted by the currency translation effect of the weakened US dollar versus the British Pound and the Euro.
   Gross profit increased 9.3% to $11,580,000 from $10,591,000 due to the increased sales. The gross profit margin as a percent of sales increased slightly to 29.0% from 28.9%. The first quarter 2003 gross profit was negatively impacted by $213,000 of relocation and closing expenses related to the consolidation of Arlon's industrial engineered coated product's businesses.
   Selling and administrative expenses increased 8.2% to $10,093,000 from $9,331,000 due to the increased sales, and to the costs of new engineering and development hires for the industrial engineered coated product's facility in San Antonio, Texas. As a percent of sales, selling and administrative expenses decreased to 25.3% from 25.5%.
   Interest expense decreased to $199,000 in 2003 as compared to $273,000 in 2003 due to debt reductions made during 2002 from strong cash generation as well as lower average interest rates.
   The effective tax rate for both the quarters ended April 5, 2003 and March 30, 2002 was 31.0%.
   Net income increased 30.5% to $889,000 as compared to $681,000 in the first quarter of 2002. Diluted earnings per common share increased 33.3% to $.12 from $.09 as a result of increased earnings.

   Litigation
   On March 14, 2003 the United States District Court for the Southern District of New York (the "Court") issued a decision granting all Bairnco and other defendants' motions for summary judgment and dismissing all remaining claims in the Transactions Lawsuit. On April 14, 2003, plaintiffs filed a notice of appeal to the U.S. Court of Appeals for the Second Circuit. The notice of appeal references both the final judgment entered based on the Court's summary judgment ruling and also all of the Court's earlier rulings in the case.

   "Safe Harbor" Statement under the Private Securities Reform Act of 1995 Statements in this press release referring to the expected future plans and performance of the Corporation are forward-looking statements. Actual future results may differ materially from such statements. Factors that could affect future performance include, but are not limited to, changes in US or international economic or political conditions, such as inflation or fluctuations in interest or foreign exchange rates; the costs and other effects of legal and administrative cases and proceedings, settlements and investigations; disruptions in operations due to labor disputes; changes in the pricing of the products of the Corporation or its competitors; the market demand and acceptance of the Corporation's existing and new products; the impact of competitive products; changes in the market for raw or packaging materials which could impact the Corporation's manufacturing costs; changes in the product mix; the loss of a significant customer or supplier; production delays or inefficiencies; the impact on production output and costs from the availability of energy sources and related pricing; the ability to achieve anticipated revenue growth, synergies and other cost savings in connection with acquisitions; the costs and other effects of complying with environmental regulatory requirements; and losses due to natural disasters where the Corporation is self-insured. While the Corporation periodically reassesses material trends and uncertainties affecting the Corporation's results of operations and financial condition in connection with its preparation of its press releases, the Corporation does not intend to review or revise any particular forward-looking statement referenced herein in light of future events.

   Bairnco Corporation is a diversified multinational company that operates two distinct businesses -- Arlon (Engineered Materials and Components segment) and Kasco (Replacement Products and Services segment). Arlon's principal products include high technology materials for the printed circuit board industry, cast and calendered vinyl film systems, custom-engineered laminates and special silicone rubber compounds and components. Kasco's principal products include replacement band saw blades for cutting meat, fish, wood and metal, and on site maintenance primarily in the meat and deli departments. Kasco also distributes equipment to the food industry in France.

   Bairnco Corporation
   Comparative Results of Operations (Unaudited)

                                                       Quarter Ended
   Condensed Income Statements                  Apr 5, 2003   Mar 30, 2002

   Net sales                                    $39,972,000    $36,617,000
    Cost of sales                                28,392,000     26,026,000
   Gross profit                                  11,580,000     10,591,000
    Selling and administrative expenses          10,093,000      9,331,000
   Operating profit                               1,487,000      1,260,000
    Interest expense, net                           199,000        273,000
   Income before income taxes                     1,288,000        987,000
    Provision for income taxes                      399,000        306,000
   Net income                                      $889,000       $681,000
   Basic Earnings per Share of
    Common Stock                                      $0.12          $0.09
   Diluted Earnings per Share of
    Common Stock                                      $0.12          $0.09

   Diluted Average Common Shares                  7,336,000      7,334,000



   Condensed Balance Sheets                     Apr 5, 2003   Dec 31, 2002
   ASSETS

   Cash                                            $746,000       $705,000
   Accounts receivable, net                      24,439,000     22,732,000
   Inventories                                   26,251,000     24,882,000
   Other current assets                           9,261,000      8,689,000
      Total current assets                       60,697,000     57,008,000
   Plant and equipment, net                      37,371,000     37,468,000
   Cost in excess of net assets
    of purchased businesses                      13,391,000     13,276,000
   Other assets                                   7,463,000      7,832,000
      Total                                    $118,922,000   $115,584,000

   LIABILITIES AND STOCKHOLDERS' INVESTMENT

   Short-term debt                               $1,585,000     $1,200,000
   Current maturities of long-term debt           8,250,000      7,000,000
   Accounts payable                              11,774,000      9,855,000
   Accrued expenses                              12,930,000     15,103,000
      Total current liabilities                  34,539,000     33,158,000
   Long-term debt                                20,972,000     19,547,000
   Other liabilities                             11,325,000     11,363,000
   Stockholders' investment                      52,086,000     51,516,000
      Total                                    $118,922,000   $115,584,000